                                                                    EXHIBIT 5(a)


                                    Amended
                                   Schedule A
                          to the Management Agreement
                                    between
                         AMR Investment Services, Inc.
                         and American AAdvantage Funds



As compensation pursuant to section 6 of the Management Agreement between AMR Investment Services, Inc. and the American AAdvantage Funds ("Trust"), the Trust shall pay to AMR Investment Services, Inc. an annualized fee equal to the sum of (i) 0.15% of the net assets of the American AAdvantage Money Market Fund, the American AAdvantage Municipal Money Market Fund, and the American AAdvantage U.S. Treasury Money Market Fund; (ii)0.20% of the net assets of the American AAdvantage Limited-Term Income Fund; (iii) 0.05% of the net assets of the American AAdvantage Balanced Fund, the American AAdvantage Growth and Income Fund, and the American AAdvantage International Equity Fund, and (iv) 0.10% of the net assets of the American AAdvantage Short-Term Income Fund, plus all fees payable by the Manager with respect to such Funds pursuant to any Investment Advisory Agreement entered into pursuant to Paragraph 2(B)(d) of said Management Agreement. The above described compensation shall be calculated and accrued daily and be payable monthly.



                                                   Effective: December 1, 1995